Exhibit 99

Form 4 Joint Filer Information

Name:	RH Financial Corporation
Address:	800 Market Street, Suite 2900, St. Louis, Missouri 63101
Designated Filer:	Ralcorp Holdings, Inc.
Issuer & Ticker Symbol:	Vail Resorts, Inc. (MTN)
Date of Event Requiring Statement:	11/06/06

Signature	By: /s/ Charles G. Huber Jr. Charles G. Huber, Jr., Secretary